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                              THE GILLETTE COMPANY

                  DIRECTORS' COMPENSATION DEFERRAL PROVISIONS

- The directors may elect to defer payment of all or part of their cash compensation, whether retainers or attendance fees, beyond retirement or resignation from the Board to receive payment (i) in a lump sum in January of the year following retirement or resignation or (ii) in ten or less equal annual installments beginning in January of the year following retirement or resignation, or, in either case, upon an earlier Change in Control, as that term is defined in The Gillette Company Retirement Plan, as described below.

- The election to defer must be communicated in writing to the Secretary before December 15, for amounts to be earned in starting in the following year, or at any time during the year for amounts to be earned in the future and must include payment instructions and whether upon a Change in Control of the Corporation the deferral election should continue in effect or the amounts so deferred plus interest equivalents accrued to date should be paid immediately in the form of a lump sum payment. Only one deferral election may be made in any calendar year.

- An election to defer remains in effect from year to year unless revoked or amended by notice in writing to the Secretary at any time during the year for amounts earned in the future. Only one such revocation may be made in any calendar year.

- With respect to the calendar year in which a director is first elected to the Board, the director may elect to defer amounts to be earned during that calendar year by delivering a deferral election to the Secretary any time prior to the date the director is elected to serve on the Board.

- Directors' deferred compensation earns an amount equivalent to interest at a rate fixed on the first trading day in October at the average yield on U.S. Treasury notes or bonds maturing in one year. That rate on October 2, 1995 was 5.72%.

- Interest equivalents are credited semiannually, on June 30 and December 3l. Payment is deferred on the same basis as payment of retainers and fees. The unpaid balance remaining in a director's account after retirement or resignation continues to earn interest equivalents until the payment of all installments has been completed.

- In the event of death, payment will be made to the estate of the director in a lump sum representing the entire unpaid balance.

- Deferred retainers or attendance fees, plus accrued interest equivalents, paid to a director after retirement or resignation from the Board or upon a Change in Control are taxable as ordinary income in the year payment is received.

- Effective January l, l991 retainers and attendance fees are subject to taxation for Social Security in the year received. Between January 1, 1988 and December 31, 1990 retainers and attendance fees were subject to taxation for Social Security in the year earned. Since January 1, 1988 retainers and attendance fees have been included in the Social Security earnings test for benefits eligibility in the year earned.

If you wish to make a deferral or a change to your present deferral arrangement, a deferral election form must be filed with the Secretary. Forms will be provided by the Secretary's Office.


(3/21/96)                                                       (DEFPROVS)